    As filed with the Securities and Exchange Commission on December 28, 2004
                                                          Registration No. 333-
================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                           --------------------------

                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------

                                LYNCH CORPORATION
             (Exact Name of Registrant as Specified in Its Charter)

            Indiana                                   38-1799862
(State or Other Jurisdiction of          (I.R.S. Employer Identification Number)
Incorporation or Organization)

                         140 Greenwich Avenue, 4th Floor
                          Greenwich, Connecticut 06830
                                 (203) 622-1150

(Address,  Including Zip Code,  and Telephone  Number,  Including  Area Code, of
Registrant's Principal Executive Offices)

                          ---------------------------

                                 John C. Ferrara
                      President and Chief Executive Officer
                                Lynch Corporation
                         140 Greenwich Avenue, 4th Floor
                          Greenwich, Connecticut 06830
                                 (203) 622-1150

(Name, Address,  Including Zip Code, and Telephone Number,  Including Area Code,
of Agent For Service of Process)

                          -----------------------------
                                    Copy to:

                              David J. Adler, Esq.
                 Olshan Grundman Frome Rosenzweig & Wolosky LLP
                                Park Avenue Tower
                               65 East 55th Street
                            New York, New York 10022
                                 (212) 451-2300
                          -----------------------------

     Approximate date of commencement of proposed sale to the public:  From time to time after this Registration Statement becomes effective.

     If the only  securities  being  registered  on this form are being  offered pursuant to dividend or interest  reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this form are to be offered on a delayed or continuous  basis  pursuant to Rule 415 under the Securities Act of
1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box.  [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]_________

     If this form is a  post-effective  amendment  filed pursuant to Rule 462(c)
under the  Securities  Act,  check the following box and list the Securities Act registration  statement number of the earlier effective  registration  statement for the same offering.[ ]__________

     If delivery of the  prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------------------------------
 Title of Each Class of                               Proposed Maximum          Proposed Maximum
    Securities to be           Amount to be           Offering Price Per        Aggregate Offering            Amount of
       Registered              Registered (1)              Share (2)                  Price                Registration Fee
------------------------------------------------------------------------------------------------------------------------------------
Common Share, $0.01           136,643 shares                $14.75                $2,015,484.20                 $237.22
par value per share
------------------------------------------------------------------------------------------------------------------------------------

(1)  In the  event of a share  split,  share  dividend  or  similar  transaction
     involving   the  common   shares,   the  shares   registered   hereby  will
     automatically  be increased  pursuant to Rule 416 of the  Securities Act of
     1933, as amended, to cover the additional common shares required to prevent dilution.

(2)  Estimated  solely  for the  purpose of  calculating  the  registration  fee pursuant to Rule 457(c) under the Securities Act and based upon the average of the  high  and low  prices  of the  Registrant's  common  shares  on the
     American Stock Exchange on December 21, 2004.

                       -----------------------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES
AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE
A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT
SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE
SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL
BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING
PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                      -----------------------------------

The information in this prospectus is not complete and may be changed. The selling shareholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                 Subject to Completion, dated December 28, 2004

PROSPECTUS

                                LYNCH CORPORATION

                              136,643 COMMON SHARES

     The selling shareholder listed in this prospectus and its pledgees, donees, transferees and other successors-in-interest may offer and sell from time to time up to 136,643 common shares. We will not receive any of the proceeds from such sale.

     Our common shares are listed on The American Stock Exchange under the symbol "LGL." The last reported sale price for our common shares on December 21,
2004 was $15.00 per share.

     The selling shareholder may sell the common shares from time to time on any stock exchange or automated interdealer quotation system on which the securities are listed, in the over-the-counter market, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at prices otherwise negotiated.

     Our principal executive offices are located at 140 Greenwich Avenue, 4th
Floor, Greenwich, Connecticut 06830. Our telephone number is (203) 622-1150.

--------------------------------------------------------------------------------

         INVESTING IN OUR COMMON SHARES INVOLVES A HIGH DEGREE OF RISK.
                     SEE "RISK FACTORS" BEGINNING ON PAGE 2.

--------------------------------------------------------------------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

--------------------------------------------------------------------------------

                The date of this prospectus is _____________, 2005.

                                TABLE OF CONTENTS

You should rely only on the information and representations provided or incorporated by reference in this prospectus or any related supplement. We have not authorized anyone else to provide you with different information. The selling shareholder will not make an offer to sell these shares in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

                                       ii

                               PROSPECTUS SUMMARY

     THIS SUMMARY HIGHLIGHTS IMPORTANT FEATURES OF THIS OFFERING AND THE
INFORMATION INCLUDED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. THIS
SUMMARY DOES NOT CONTAIN ALL OF THE INFORMATION THAT YOU SHOULD CONSIDER BEFORE
INVESTING IN OUR COMMON SHARES. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY,
ESPECIALLY THE RISKS OF INVESTING IN OUR COMMON SHARES DISCUSSED UNDER "RISK
FACTORS."

     Unless the context otherwise requires, all references to "Lynch," "we,"
"us," or "our" in this prospectus refer collectively to Lynch Corporation, an
Indiana corporation, and its subsidiaries.

     The selling shareholder listed in this prospectus and its pledgees, donees, transferees and other successors-in-interest may offer and sell from time to time up to 136,643 common shares purchased directly from us in a private placement on October 15, 2004. We agreed to register with the Securities and
Exchange Commission the resale of the common shares purchased by the selling shareholder.

                                   THE COMPANY

     We are a diversified holding company with subsidiaries engaged in manufacturing. We have three wholly-owned subsidiaries, M-tron Industries, Inc.,
Lynch Systems, Inc. and Piezo Technology, Inc. Our business development strategy is to expand our existing operations through internal growth and acquisitions.
We may also, from time to time, consider the acquisition of other assets or businesses that are not related to our present businesses.

M-TRON INDUSTRIES, INC./PIEZO TECHNOLOGY, INC.

     M-tron designs, manufactures and markets custom designed electronic components used primarily to control the frequency or timing of electronic signals in communications equipment. Its devices, which are commonly called frequency control devices, crystals or oscillators, support fixed and mobile wireless, copper wire, coaxial cable, wide area networks, local area networks and fiber optic systems. It sells its products to original equipment manufacturers, contract manufacturers and to distributors.

     On October 15, 2004, M-tron completed its acquisition of all the issued and outstanding shares of Piezo. Piezo is a wholly-owned subsidiary of M-tron that designs, manufactures and markets frequency control devices, crystal resonators, crystal oscillators, timing devices, filters, crystal filters, liquid crystal filters and related products and technologies. Unless the context otherwise requires, all references to "M-tron" in this prospectus refer collectively to
M-tron and Piezo.

LYNCH SYSTEMS, INC.

     Lynch Systems designs, develops, manufactures and markets a broad range of manufacturing equipment for the electronic display and consumer glass industries. Lynch Systems also produces replacement parts for various types of packaging and glass container-making machines, which Lynch Systems does not manufacture.

                                  RISK FACTORS

AN INVESTMENT IN OUR COMMON SHARES INVOLVES A HIGH DEGREE OF RISK. THE FOLLOWING
RISK FACTORS SHOULD BE CONSIDERED CAREFULLY IN ADDITION TO THE OTHER INFORMATION
IN THIS PROSPECTUS, INCLUDING THE INFORMATION UNDER "SPECIAL NOTE REGARDING
FORWARD-LOOKING STATEMENTS," BEFORE MAKING AN INVESTMENT IN OUR COMMON SHARES.

     WE HAVE INCURRED OPERATING LOSSES FOR THE PAST THREE YEARS AND FACE
UNCERTAINTY IN OUR ABILITY TO ACHIEVE OPERATING PROFITS IN THE FUTURE.

     We have incurred substantial operating losses for the past three years.
Without giving effect to gains realized from the deconsolidation in 2001 and
2002 of one of our holdings, we suffered operating losses of $832,000, $3.3 million and $46.7 million in 2003, 2002 and 2001, respectively. We are uncertain whether we will be able to achieve or sustain operating profits in the future.

IF WE ARE UNABLE TO SECURE NECESSARY FINANCING, WE MAY NOT BE ABLE TO FUND OUR
OPERATIONS OR STRATEGIC GROWTH.

            In order to achieve our strategic business objectives, we may be required to seek additional financing. We may be unable to renew our existing credit facilities or obtain new financing on acceptable terms, or at all. Under our existing credit facilities, we are required to obtain the lenders' consent for most additional debt financing and to comply with other covenants, including specific financial ratios. For example, we may require further capital to continue to develop our technology and infrastructure and for working capital purposes. In addition, future acquisitions would likely require additional equity and/or debt financing. Our failure to secure additional financing could have a material adverse effect on our continued development or growth.

AS A HOLDING  COMPANY,  WE DEPEND ON THE OPERATIONS OF OUR  SUBSIDIARIES TO MEET
OUR OBLIGATIONS.

     We are a holding company that transacts all of our business through operating subsidiaries. Our primary assets are the shares of our operating subsidiaries. Our ability to meet our operating requirements and to make other payments depends on the surplus and earnings of our subsidiaries and their ability to pay dividends or to advance or repay funds. Payments of dividends and advances and repayments of intercompany debt by our subsidiaries are restricted by our credit agreements.

WE MAY MAKE ACQUISITIONS  THAT ARE NOT SUCCESSFUL OR FAIL TO PROPERLY  INTEGRATE
ACQUIRED BUSINESSES INTO OUR OPERATIONS.

     We intend to explore opportunities to buy other businesses or technologies that could complement, enhance or expand our current business or product lines or that might otherwise offer us growth opportunities. We may have difficulty finding such opportunities or, if we do identify such opportunities, we may not be able to complete such transactions for reasons including a failure to secure necessary financing.

     Any transactions that we are able to identify and complete may involve a number of risks, including:

o    the diversion of our management's attention from our existing business to integrate the operations and personnel of the acquired or combined business or joint venture;

o    possible adverse effects on our operating results during the integration process;

o    substantial acquisition related expenses, which would reduce our net income in future years;

o    the loss of key employees and customers as a result of changes in management; and

o    our possible inability to achieve the intended objectives of the transaction.

     In addition, we may not be able to successfully or profitably integrate, operate, maintain and manage our newly acquired operations or employees. We may not be able to maintain uniform standards, controls, procedures and policies, and this may lead to operational inefficiencies.

PROVISIONS IN OUR CHARTER DOCUMENTS AND UNDER INDIANA LAW MAY PREVENT OR DELAY A
CHANGE OF CONTROL OF US AND COULD ALSO LIMIT THE MARKET PRICE OF OUR COMMON
SHARES.

     Provisions of our certificate of incorporation and bylaws, as well as provisions of Indiana corporate law, may discourage, delay or prevent a merger, acquisition or other change in control of our company, even if such a change in control would be beneficial to our shareholders. These provisions may also prevent or frustrate attempts by our shareholders to replace or remove our management. These provisions include those:

o    prohibiting our shareholders from fixing the number of our directors;

o    requiring advance notice for shareholder proposals and nominations; and

o    prohibiting shareholders from acting by written consent, unless unanimous.

     We are subject to certain provisions of the Indiana Business Corporation
Law, or IBCL, that limit business combination transactions with 10% shareholders during the first five years of their ownership, absent approval of our board of directors. The IBCL also contains control share acquisition provisions that limit the ability of certain shareholders to vote their shares unless their control share acquisition was approved in advance by shareholders. These provisions and other similar provisions make it more difficult for shareholders or potential acquirers to acquire us without negotiation and could limit the price that investors are willing to pay in the future for our common shares.

COMPLIANCE  WITH  CHANGING   REGULATION  OF  CORPORATE   GOVERNANCE  AND  PUBLIC
DISCLOSURE WILL RESULT IN ADDITIONAL EXPENSES.

     Keeping abreast of, and in compliance with, changing laws, regulations and standards relating to corporate governance and public disclosure, including the
Sarbanes-Oxley Act of 2002, new SEC regulations and American Stock Exchange rules, will require an increased amount of management attention and external resources. We intend to invest all reasonably necessary resources to comply with evolving standards, which will result in increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities.

WE MAY BE EXPOSED TO LIABILITY AS A RESULT OF BEING NAMED AS A DEFENDANT IN A
LAWSUIT BROUGHT UNDER THE SO-CALLED "QUI TAM" PROVISIONS OF THE FEDERAL FALSE
CLAIMS ACT.

     Lynch, Lynch Interactive Corporation and various other parties are defendants in a lawsuit brought under the so-called "qui tam" provisions of the federal False Claims Act in the United States District Court for the District of
Columbia. The main allegation in the case is that the defendants participated in the creation of "sham" bidding entities that allegedly defrauded the U.S.
Treasury Department by improperly participating in Federal Communications
Commission spectrum auctions restricted to small businesses, and obtained bidding credits in other spectrum auctions allocated to "small" and "very small"
businesses. The lawsuit seeks to recover an unspecified amount of damages, which amount would be automatically tripled under the statute. Although Lynch
Interactive is contractually bound to indemnify us for any losses or damages we may incur as a result of this lawsuit, Lynch Interactive may lack the capital resources to do so. As a result, we could be held liable and forced to pay a significant amount of damages without recourse.

WE DO NOT ANTICIPATE PAYING CASH DIVIDENDS ON OUR COMMON SHARES IN THE
FORESEEABLE FUTURE.

     We anticipate that all of our earnings will be retained for the development of our business and do not anticipate paying cash dividends on our common shares in the foreseeable future.

THERE IS A LIMITED MARKET FOR OUR COMMON SHARES. OUR SHARE PRICE IS LIKELY TO BE
HIGHLY VOLATILE AND COULD DROP UNEXPECTEDLY.

     There is a limited public market for our common shares, and we cannot assure you that an active trading market will develop. As a result of low trading volume in our common shares, the purchase or sale of a relatively small number of shares could result in significant share price fluctuations. Our share price may fluctuate significantly in response to a number of factors, including the following, several of which are beyond our control:

o    changes in financial estimates or investment recommendations by securities analysts relating to our shares;

o    loss of a major customer;

o    announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments; and

o    changes in key personnel.

     In the past, securities class action litigation has often been brought against a company following periods of volatility in the market price of its securities. We could be the target of similar litigation in the future.
Securities litigation, regardless of merit or ultimate outcome, would likely cause us to incur substantial costs, divert management's attention and resources, harm our reputation in the industry and the securities markets and reduce our profitability.

SECURITIES ANALYSTS MAY NOT INITIATE COVERAGE OF OUR COMMON SHARES OR MAY ISSUE
NEGATIVE REPORTS, AND THIS MAY HAVE A NEGATIVE IMPACT ON THE MARKET PRICE OF OUR
COMMON SHARES.

     We cannot assure you that securities analysts will initiate coverage and publish research reports on us. If securities analysts do not, this lack of research coverage may adversely affect the market price of our common shares.
Recently adopted rules mandated by the Sarbanes-Oxley Act of 2002, and a global settlement reached among the Securities and Exchange Commission, other regulatory agencies and a number of investment banks in April 2003 has led to a number of fundamental changes in how analysts are reviewed and compensated. In particular, many investment banking firms are now required to contract with independent financial analysts for their stock research. It may be difficult for companies with smaller market capitalizations, such as us, to attract independent financial analysts who will cover our common shares, which could have a negative effect on our market price.

IF WE ARE UNABLE TO INTRODUCE INNOVATIVE PRODUCTS, DEMAND FOR OUR PRODUCTS MAY
DECREASE.

     Our future operating results are dependent on our ability to continually develop, introduce and market innovative products, to modify existing products, to respond to technological change and to customize some of our products to meet customer requirements. There are numerous risks inherent in this process, including the risks that we will be unable to anticipate the direction of technological change or that we will be unable to develop and market new products and applications in a timely or cost-effective manner to satisfy customer demand.

WE MAY BE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY.

     The success of our business depends, in part, upon our ability to protect trade secrets, designs, drawings, copyrights and patents, obtain or license patents and operate without infringing on the intellectual property rights of others. We rely on a combination of trade secrets, designs, drawings, copyrights, patents, nondisclosure agreements and technical measures to protect our proprietary rights in our products and technology. The steps taken by us in this regard may not be adequate to prevent misappropriation of our technology.
In addition, the laws of some foreign countries in which we operate do not protect our proprietary rights to the same extent as do the laws of the United
States. Although we continue to evaluate and implement protective measures, we cannot assure you that these efforts will be successful. Our inability to protect our intellectual property rights could diminish or eliminate the competitive advantages that we derive from our technology, cause us to lose sales or otherwise harm our business.

OUR OPERATING  RESULTS AND  FINANCIAL  CONDITION  COULD BE MATERIALLY  ADVERSELY
AFFECTED BY ECONOMIC,  POLITICAL,  HEALTH, REGULATORY AND OTHER FACTORS EXISTING
IN FOREIGN COUNTRIES IN WHICH WE OPERATE.

     As we have significant international operations, our operating results and financial condition could be materially adversely affected by economic, political, health, regulatory and other factors existing in foreign countries in which we operate. Our international operations are subject to inherent risks, which may materially adversely affect us, including:

o    political and economic instability in countries in which our products are manufactured and sold;

o    expropriation or the imposition of government controls;

o    sanctions or restrictions on trade imposed by the United States government;

o    export license requirements;

o    trade restrictions;

o    currency controls or fluctuations in exchange rates;

o    high levels of inflation or deflation;

o    greater difficulty in collecting our accounts receivable and longer payment cycles;

o    changes in labor conditions and difficulties in staffing and managing our international operations; and

o    limitations on insurance coverage against geopolitical risks, natural disasters and business operations.

     In addition, these same factors may also place us at a competitive disadvantage when compared to some of our foreign competitors. In response to competitive pressures and customer requirements, we may further expand internationally at lower cost locations. If we expand into these locations, we will be required to incur additional capital expenditures.

OUR  BUSINESSES  ARE CYCLICAL.  THE RECENT  DECLINE IN DEMAND IN THE  ELECTRONIC
COMPONENT AND GLASS COMPONENT  INDUSTRIES MAY CONTINUE,  RESULTING IN ADDITIONAL
ORDER  CANCELLATIONS  AND  DEFERRALS AND LOWER  AVERAGE  SELLING  PRICES FOR OUR
PRODUCTS.

     Our subsidiaries sell to industries that are subject to cyclical economic changes. The electronic component and glass component industries in general, and specifically Lynch, have for the past several years experienced a decline in product demand on a global basis, resulting in order cancellations and deferrals and lower average selling prices. This decline is primarily attributable to a slowing of growth in the demand for components used by telecommunications infrastructure manufacturers and newer technologies introduced in the glass display industry. We cannot assure you that any expected or perceived improvements in the economy and the electronic component and glass component industry will occur. The slowdown may continue and may become more pronounced. A slowdown in demand, as well as recessionary trends in the global economy, make it more difficult for us to predict our future sales, which also makes it more difficult to manage our operations.

THE RESULTS OF OUR OPERATIONS ARE SUBJECT TO FLUCTUATIONS  IN THE  AVAILABILITY,
QUALITY AND COST OF THE RAW MATERIALS AND COMPONENTS NEEDED FOR OUR PRODUCTS.

     Many of our products require the use of raw materials and components that are produced in only a limited number of regions around the world or are available from only a limited number of suppliers. We may have difficulty obtaining these raw materials or components, the quality of available raw materials or components may deteriorate or there may be significant price increases for these raw materials or components. For periods in which the prices of these raw materials or components are rising, we may be unable to pass on the increased cost to our customers, which would result in decreased margins for the products in which they are used. For periods in which the prices are declining, we may be required to write down our inventory carrying cost of these raw materials or components, as we record our inventory at the lower of cost or market. Depending on the extent of the difference between market price and our carrying cost, this write-down could have an adverse effect on our financial results and results of operations.

     From time to time, we have experienced short-term market shortages of raw materials or components that have resulted in higher costs to us. Future market shortages could affect our ability to meet our production requirements during periods of growing demand for our products.

OUR MARKETS ARE HIGHLY COMPETITIVE, AND WE MAY LOSE BUSINESS TO LARGER AND
BETTER-FINANCED COMPETITORS.

     Our markets are highly competitive worldwide, with low transportation costs and few import barriers. We compete principally on the basis of product quality and reliability, availability, customer service, technological innovation, timely delivery and price. All of the industries in which we compete have become increasingly concentrated and globalized in recent years. Our major competitors, some of which are larger than us, and potential competitors have substantially greater financial resources and more extensive engineering, manufacturing, marketing and customer support capabilities than we have.

OUR SUCCESS DEPENDS ON OUR ABILITY TO RETAIN OUR KEY MANAGEMENT AND TECHNICAL
PERSONNEL AND ATTRACTING, RETAINING, AND TRAINING NEW TECHNICAL PERSONNEL.

     Our future growth and success will depend in large part upon our ability to retain our existing management and technical team and to recruit and retain highly skilled technical personnel, including engineers. The labor markets in which we operate are highly competitive and most of our operations are not located in highly populated areas. As a result, we may not be able to retain and recruit key personnel. Our failure to hire, retain or adequately train key personnel could have a negative impact on our performance.

WE MAY NOT REALIZE THE SYNERGIES OR ACHIEVE THE INTENDED OBJECTIVES SOUGHT FROM
M-TRON'S ACQUISITION OF PIEZO.

     On October 15, 2004, M-tron completed its acquisition of Piezo. The value of this acquisition is largely based on the synergies that we believe will be created by the integration of these two companies. This process involves a number of risks, including the diversion of our management's attention from our existing business to integrate Piezo's operations and personnel, and possible adverse effects on our operating results during the integration process. In addition, we may be unable to integrate, operate, maintain and manage Piezo's operations or employees. We also may not be able to maintain uniform standards, controls, procedures and policies, and this may lead to operational inefficiencies.

M-TRON'S BACKLOG MAY NOT BE INDICATIVE OF FUTURE SALES AND MAY ADVERSELY AFFECT
OUR BUSINESS.

     M-tron's backlog comprises orders that are subject to specific production release orders under written contracts, oral and written orders from customers with which M-tron has had long-standing relationships and written purchase orders from sales representatives. M-tron's customers may order components from multiple sources to ensure timely delivery when backlog is particularly long and may cancel or defer orders without significant penalty. They often cancel orders when business is weak and inventories are excessive, a phenomenon that M-tron has experienced in the recent economic slowdown. As a result, we do not believe that M-tron's backlog as of any particular date is necessarily representative of actual net sales for any succeeding period.

M-TRON RELIES UPON ONE CONTRACT MANUFACTURER FOR A SIGNIFICANT PORTION OF ITS
FINISHED PRODUCTS, AND A DISRUPTION IN ITS RELATIONSHIP COULD HAVE A NEGATIVE
IMPACT ON M-TRON'S SALES.

     In 2003, approximately 30% of M-tron's net sales were attributable to finished products that were manufactured by an independent contract manufacturer located in both Korea and China. We expect this manufacturer to account for a smaller but substantial portion of M'tron's net sales in 2004 and a material portion of M-tron's sales for the next several years. M-tron does not have a written, long-term supply contract with this manufacturer. If this manufacturer becomes unable to provide products in the quantities needed, or at acceptable prices, M-tron would have to identify and qualify acceptable replacement manufacturers or manufacture the products internally. Due to specific product knowledge and process capability, M-tron could encounter difficulties in locating, qualifying and entering into arrangements with replacement manufacturers. As a result, a reduction in the production capability or financial viability of this manufacturer, or a termination of, or significant interruption in, M-tron's relationship with this manufacturer, may adversely affect M-tron's results of operations and our financial condition.

CONTINUED MARKET ACCEPTANCE OF M-TRON'S PACKAGED QUARTZ CRYSTALS, OSCILLATOR
MODULES AND ELECTRONIC FILTERS IS CRITICAL TO OUR SUCCESS, BECAUSE FREQUENCY
CONTROL DEVICES ACCOUNT FOR NEARLY ALL OF M-TRON'S SALES.

     Virtually all of M-tron's 2003 and 2004 net sales came from sales of frequency control devices, which consist of packaged quartz crystals, oscillator modules and electronic filters. We expect that this product line will continue to account for substantially all of M-tron's net sales for the foreseeable future. Any decline in demand for this product line or failure to achieve continued market acceptance of existing and new versions of this product line may harm M-tron's business and our financial condition.

M-TRON'S FUTURE RATE OF GROWTH IS HIGHLY DEPENDENT ON THE DEVELOPMENT AND GROWTH
OF THE MARKET FOR COMMUNICATIONS AND NETWORK EQUIPMENT.

     M-tron's business depends heavily upon capital expenditures by the providers of communications and network services. In 2003, the majority of
M-tron's net sales were to manufacturers of communications and network infrastructure equipment, including indirect sales through distributors and contract manufacturers. In 2004, M-tron expects a smaller but significant portion of its net sales to be to manufacturers of communications and network infrastructure equipment. M-tron intends to increase its sales to communications and network infrastructure equipment manufacturers in the future. Communications and network service providers have experienced periods of capacity shortage and periods of excess capacity. In periods of excess capacity, communications systems and network operators cut purchases of capital equipment, including equipment that incorporates M-tron's products. A slowdown in the manufacture and purchase of communications and network infrastructure equipment could substantially reduce M-tron's net sales and operating results and adversely affect our financial condition. Moreover, if the market for communications or network infrastructure equipment fails to grow as expected, M-tron may be unable to sustain its growth. In addition, M-tron's growth depends upon the acceptance of its products by communications and network infrastructure equipment manufacturers. If, for any reason, these manufacturers do not find M-tron's products to be appropriate for their use, our future growth will be adversely affected.

COMMUNICATIONS AND NETWORK INFRASTRUCTURE EQUIPMENT MANUFACTURERS INCREASINGLY
RELY UPON CONTRACT MANUFACTURERS, THEREBY DIMINISHING M-TRON'S ABILITY TO SELL
ITS PRODUCTS DIRECTLY TO THOSE EQUIPMENT MANUFACTURERS.

     There is a growing trend among communications and network infrastructure equipment manufacturers to outsource the manufacturing of their equipment or components. As a result, M-tron's ability to persuade these original equipment manufacturers to specify our products has been reduced and, in the absence of a manufacturer's specification of M-tron's products, the prices that M-tron can charge for them may be subject to greater competition.

M-TRON'S GOVERNMENT CONTRACTS CONTAIN PROVISIONS THAT ARE UNFAVORABLE TO IT AND
HAVE A NUMBER OF SPECIFIC RISKS THAT MAY RESULT IN LOST ORDERS AND PROFITS.

     Many of M-tron's contracts with government agencies contain provisions that give the governments rights and remedies not typically found in private commercial contracts, including provisions enabling the government to:

o    terminate or cancel existing contracts without good reason or penalty;

o    suspend M-tron from doing business with a foreign government or prevent
     M-tron from selling its products in certain countries;

o    audit and object to M-tron's contract-related costs and expenses, including allocated indirect costs; and

o    change specific terms and conditions in M-tron's contracts, including changes that would reduce the value of the contract to M-tron.

     M-tron's business generated from government contracts could be materially and adversely affected if:

o    M-tron's reputation or relationship with government agencies were impaired;

o    M-tron were suspended or otherwise prohibited from contracting with a domestic or foreign government;

o    any of M-tron's products were to fail to meet the requirements of certain applicable specified military standards;

o    levels of government spending were to decrease;

o    M-tron were barred from entering into new government contracts or extending existing government contracts based on violations or suspected violations of laws or regulations; or

o    M-tron were not granted security clearances required to provide its services and solutions to governments, or such security clearances were revoked.

FUTURE CHANGES IN M-TRON'S ENVIRONMENTAL LIABILITY AND COMPLIANCE OBLIGATIONS
MAY INCREASE COSTS AND DECREASE PROFITABILITY.

     M-tron's manufacturing operations, products and/or product packaging are subject to environmental laws and regulations governing air emissions, wastewater discharges, and the handling, disposal and remediation of hazardous substances, wastes and other chemicals. In addition, more stringent environmental regulations may be enacted in the future, and we cannot presently determine the modifications, if any, in M-tron's operations that any future regulations might require, or the cost of compliance that would be associated with these regulations.

LYNCH SYSTEMS' REVENUE IS LARGELY DEPENDENT ON DEMAND FOR ITS TELEVISIONS AND
COMPUTER MONITORS BASED ON CATHODE-RAY TUBE TECHNOLOGY. THIS TECHNOLOGY WILL
EVENTUALLY BE REPLACED BY PLASMA AND LIQUID CRYSTAL DISPLAYS.

     Lynch Systems generates a significant portion of its revenue from sales to glass producers that supply television and computer monitor displays that are based on cathode-ray tube technology. This market is being rapidly penetrated by thinner, lighter weight plasma displays and liquid crystal displays. Although cathode-ray tube televisions and computer monitors currently retain advantages in image quality and price, glass producers are investing billions of dollars to improve the quality and lower the unit price of plasma, liquid crystal and other display types. We believe that market penetration by plasma and liquid crystal display producers will continue and eventually render obsolete cathode-ray tube technology and this Lynch Systems product line.

LYNCH SYSTEMS' DEPENDENCE ON A FEW SIGNIFICANT CUSTOMERS EXPOSES IT TO OPERATING
RISKS.

     Lynch Systems' sales to its 10 largest customers accounted for approximately 84% of its net sales in 2003, 2002 and 2001 and 72% in 2004. Lynch
Systems' sales to its largest customer accounted for approximately 20% of its net sales in 2003, 2002 and 2001. If a significant customer reduces, delays or cancels its orders for any reason, the business and results of operations of
Lynch Systems would be negatively affected.

A MULTIPLE MACHINE ORDER AND FUTURE ORDERS WITH A SIGNIFICANT CUSTOMER IN THE
TABLEWARE MARKET ARE CONTINGENT UPON THE SUCCESSFUL INSTALLATION AND OPERATION
OF THE MACHINES.

     Lynch Systems has a significant order for glass manufacturing machines that are scheduled to be shipped and installed in the customer's factories in 2005.
We expect that this contract will represent approximately 33% of Lynch Systems'
revenues in 2005. Payment terms and conditions under this contract are based on the successful operation of these machines during a trial operating period. Many of these machines utilize new processes and require customer training. The ability of the customer's personnel and resources to operate these machines successfully is critical to Lynch Systems' ability to realize full payment. If the customer cannot realize the full benefit of these machines, some of the payments may be forfeited and future orders from this customer may be canceled.

                                       10

                       WHERE YOU CAN FIND MORE INFORMATION

     We have filed a registration statement on Form S-3 with the SEC for our common shares offered in this offering. This prospectus does not contain all the information set forth in the registration statement. You should refer to the registration statement and its exhibits for additional information. Whenever we make references in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for the copies of the actual contract, agreement or other document.

     The SEC maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding us.
You may also read and copy any document we file with the SEC at its Public
Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public
Reference Room.

     Our common shares are listed on the American Stock Exchange and our reports and other information about us may also be inspected at the offices of the
American Stock Exchange at 86 Trinity Place, New York, New York 10006.
Additional information about us is available over the Internet at our web site at www.lynchcorp.com.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus and documents incorporated by reference into this prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities
Exchange Act of 1934, as amended, that are not historical facts, but rather are based on current expectations, estimates and projections about our business and industry, our beliefs and assumptions. Words such as "anticipates," "expects,"
"intends," "plans," "believes," "seeks," "estimates," and variations of these words and similar expressions are intended to identify forward-looking statements. These statements are based on our current plans and expectations and involve risks and uncertainties over which we have no control, that could cause actual future activities and results of operations to be materially different from those set forth in the forward-looking statements. Important factors that could cause actual future activities and operating results to differ include fluctuating demand for capital goods such as large glass presses, delay in the recovery of demand for components used by telecommunications infrastructure manufacturers and exposure to foreign economies. Important information regarding risks and uncertainties is also set forth elsewhere in this document, including in those described in "Risk Factors" beginning on page 2, as well as elsewhere in this prospectus and in documents incorporated by reference into this prospectus. You are cautioned not to place undue reliance on these forward-looking statements, which reflect our management's view only as of the date of this prospectus or as of the date of any document incorporated by reference into this prospectus. All subsequent written or oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. We undertake no obligation to update these statements or publicly release the results of any revisions to the forward-looking statements that we may make to reflect events or circumstances after the date of this prospectus or the date of any document incorporated into this prospectus or to reflect the occurrence of unanticipated events.

                                       11

     You are also urged to carefully review and consider the various disclosures made by us in this document, as well as in our periodic reports on Forms 10-K,
10-Q and 8-K, filed with the Securities and Exchange Commission.

     We make available, free of charge, our annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K, if any.

     We also make this information available on our website at
www.lynchcorp.com.

                           INCORPORATION BY REFERENCE

     The following documents filed by us with the SEC are incorporated by reference in this prospectus:

(1)  Our Quarterly Report on Form 10-Q for the fiscal quarter ended September
     30, 2004;

(2)  Our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30,
     2004;

(3)  Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31,
     2004;

(4)  Our Annual Report on Form 10-K for the fiscal year ended December 31, 2003;

(5)  Our Current Report on Form 8-K filed on November 18, 2004;

(6)  Our Current Report on Form 8-K filed on October 20, 2004;

(7)  Our Current Report on Form 8-K filed on October 8, 2004;

(8)  Our Current Report on Form 8-K filed on September 23, 2004;

(9)  Our Current Report on Form 8-K filed on September 14, 2004;

(10) Our Current Report on Form 8-K filed on September 8, 2004;

(11) Our Current Report on Form 8-K filed on December 22, 2004; and

(12) The description of the common shares contained in our Registration
     Statement under the Securities Exchange Act of 1934 with respect to such common shares filed with the Securities and Exchange Commission, including any amendments or reports filed for the purpose of updating such description.

     All documents subsequently filed with the SEC by us pursuant to Sections
13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment that indicates that all securities offered herein have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the respective dates of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof or of the related prospectus to the extent that a statement contained herein or in any other subsequently filed document that is also incorporated or deemed to be incorporated herein modifies or supersedes such statement.

                                       12

Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

     You may request a copy of these filings (excluding the exhibits to such filings that we have not specifically incorporated by reference in such filings)
at no cost, by writing or telephoning us at the following address:

                                Lynch Corporation
                         140 Greenwich Avenue, 4th Floor
                          Greenwich, Connecticut 06830
                              Attention: Secretary
                                 (203) 622-1150

                                 USE OF PROCEEDS

     The common shares offered hereby are being registered for the account of the selling shareholder identified in this prospectus. All net proceeds from the sale of the common shares will go to the selling shareholder. Accordingly, we will not receive any part of the proceeds from such sales.

                               SELLING SHAREHOLDER

     The following table sets forth information relating to the selling shareholder and is as of the effective date of this prospectus. It includes the number of common shares beneficially owned by the selling shareholder, the maximum number of common shares to be sold in this offering by the selling shareholder and the number of common shares to be beneficially owned by the selling shareholder after this offering (assuming sale of such maximum number of shares). The selling shareholder, Venator Merchant Fund, L.P., has not been an officer, director or employee of the Company for the past three years. Venator is an investment limited partnership controlled by our Chairman of the Board,
Marc Gabelli. Mr. Gabelli became Chairman of the Board on September 20, 2004.
The common shares offered hereby were acquired on October 15, 2004. Mr. Gabelli is the chief executive officer of the sole general partner of Venator and has sole dispositive and voting power over these shares. Except as set forth in this paragraph, Venator has not had any material relationship with us in the past three years. As of December 23, 2004, we have 1,632,126 common shares issued and outstanding.

     For purposes of the table below, beneficial ownership is determined in accordance with the rules of the SEC, and includes voting or investment power with respect to shares. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the selling shareholder named below.

                                       13

                                     Shares        Percent           Maximum
                                   Beneficially   Beneficially      Number of         Shares to be      Percent to be
                                   Owned Prior    Owned Prior     Shares to be        Beneficially       Beneficially
Name and Address of                  to this        to this        Offered for         Owned after       Owned after
Selling Shareholder(1)              Offering       Offering           Resale          this Offering     this Offering
-----------------------------------------------------------------------------------------------------------------------
Venator Merchant Fund, L.P.          336,884        20.64%            136,643            200,241             12.27%
-----------------------------------------------------------------------------------------------------------------------

(1)  The address of the selling shareholder is One Corporate Center, Rye, New
     York 10580.

     Our registration of the shares included in this prospectus does not necessarily mean that Venator will opt to sell any of the shares offered hereby.
The shares covered by this prospectus may be sold from time to time by the selling shareholder so long as this prospectus remains in effect.

                              PLAN OF DISTRIBUTION

     The selling shareholder, which as used herein includes donees, pledgees, transferees or other successors-in-interest of the selling shareholder, selling common shares or interests in common shares received after the date of this prospectus from the selling shareholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their common shares or interests in common shares on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

     The selling shareholder may, from time to time, pledge or grant a security interest in some or all of the common shares owned by it and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the common shares, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholder also may transfer the common shares in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

     The selling shareholder and any underwriters, broker-dealers or agents that participate in the sale of the common shares or interests therein may be
"underwriters" within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act.
The selling shareholder is an "underwriter" within the meaning of Section 2(11)
of the Securities Act and is subject to the prospectus delivery requirements of the Securities Act.

                                       14

                                  LEGAL MATTERS

     The validity of the common shares offered hereby has been passed upon by
Olshan Grundman Frome Rosenzweig & Wolosky LLP, Park Avenue Tower, 65 East 55th
Street, New York, New York 10022.

                                     EXPERTS

     The financial statements and schedule audited by Ernst & Young LLP have been incorporated by reference to our Annual Report on Form 10-K for the fiscal year ended December 31, 2003 in reliance on their report given on their authority as experts in auditing and accounting.

                                       15

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the various expenses that will be paid by us in connection with the securities being registered. With the exception of the
Securities and Exchange Commission ("SEC") registration fee and the American
Stock Exchange ("AMEX") listing fee, all amounts shown are estimates.

SEC registration fee.................................................    $237.22
AMEX listing fee.....................................................  $2,732.86
Legal fees and expenses (including Blue Sky fees) ...................  $27,000
Accounting Fees and Expenses.........................................  $5,000
Miscellaneous   .....................................................  $5,000
                                                                       ---------
            Total   ................................................. $39,970.08

ITEM 15.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Except as hereinafter set forth, there is no statute, charter provision, by-law, contract or other arrangement under which any controlling person, director or officer of the Company is insured or indemnified in any manner against liability which he may incur in his capacity as such.

     Article VI, Section 6.2 of Registrant's Restated Articles of Incorporation
provides that to the extent not inconsistent with applicable law, every director and officer shall be indemnified by Registrant against all liability and reasonable expense that may be incurred by such director or officer in connection with or resulting from any claim, (i) if such director or officer is wholly successful with respect to the claim, or (ii) if not wholly successful, then if such director or officer is determined to have acted in good faith, in what the director or officer reasonably believed to be the best interests of
Registrant or at least not opposed to its best interest and, in addition, with respect to any criminal claim is determined to have had reasonable cause to believe that his conduct was lawful or had no reasonable cause to believe that his conduct was unlawful. The termination of any claim, by judgment, order, settlement (whether with or without court approval), or conviction or upon a plea of guilty or of nolo contendere, or its equivalent, shall not create a presumption that a director or officer did not meet the standards of conduct set forth in clause (ii) hereof. For a more detailed description, reference is made to Article VI, Section 6.2 of the Registrant's Restated Articles of
Incorporation filed as Exhibit 3(a) hereto which contains certain indemnification provisions pursuant to authority contained in the Indiana
Business Corporation Law.

     Registrant's directors and officers are also covered under Registrant's directors and officers insurance policy up to a maximum of $10 million.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the
Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such

                                      II-1

indemnification is against public policy as expressed in the Securities Act of
1933 and is therefore unenforceable.

     The following sections of Chapter 37 of the Indiana Business Corporation
Law provide as follows:

Section 23-1-37-8  Permissive Indemnification

     (a) A corporation may indemnify an individual made a party to a proceeding because the individual is or was a director against liability incurred in the proceeding if:

     (1) the individual's conduct was in good faith; and

     (2) the individual reasonably believed:

          (A) in the case of conduct in the individual's official capacity with the corporation, that the individual's conduct was in its best interests; and

          (B) in all other cases, that the individual's conduct was at least not opposed to its best interests; and

     (3) in the case of any criminal proceeding, the individual either:

          (A) had reasonable cause to believe the individual's conduct was lawful; or

          (B) had no reasonable cause to believe the individual's conduct was unlawful.

     (b) A director's conduct with respect to an employee benefit plan for a purpose the director reasonably believed to be in the interests of the participants in and beneficiaries of the plan is conduct that satisfies the requirement of subsection (a)(2)(B).

     (c) The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct described in this section.

Section 23-1-37-9  Mandatory Indemnification

     Unless limited by its articles of incorporation, a corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because the director is or was a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding.

Section 23-1-37-10  Advance Indemnification

     (a) A corporation may pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding in advance of final disposition of the proceeding if:

     (1) the director furnishes the corporation a written affirmation of the director's good faith belief that the director has met the standard of conduct described in section 8 of this chapter;

                                      II-2

     (2) the director furnishes the corporation a written undertaking, executed personally or on the director's behalf, to repay the advance if it is ultimately determined that the director did not meet the standard of conduct; and

     (3) a determination is made that the facts then known to those making the determination would not preclude indemnification under this chapter.

     (b) The undertaking required by subsection (a)(2) must be an unlimited general obligation of the director but need not be secured and may be accepted without reference to financial ability to make repayment.

     (c) Determinations and authorizations of payments under this section shall be made in the manner specified in section 12 of this chapter.

Section 23-1-37-11  Application for Indemnification

     Unless a corporation's articles of incorporation provide otherwise, a director of the corporation who is a party to a proceeding may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction. On receipt of an application, the court after giving any notice the court considers necessary may order indemnification if it determines:

     (1) the director is entitled to mandatory indemnification under section 9 of this chapter, in which case the court shall also order the corporation to pay the director's reasonable expenses incurred to obtain court-ordered indemnification; or

     (2) the director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the director met the standard of conduct set forth in section 8 of this chapter.

Section 23-1-37-12  Procedure for Determining Indemnification

     (a) A corporation may not indemnify a director under section 8 of this chapter unless authorized in the specific case after a determination has been made that indemnification of the director is permissible in the circumstances because the director has met the standard of conduct set forth in section 8 of this chapter.

     (b) The determination shall be made by any one (1) of the following procedures:

          (1) By the board of directors by majority vote of a quorum consisting of directors not at the time parties to the proceeding.

          (2) If a quorum cannot be obtained under subdivision (1), by majority vote of a committee duly designated by the board of directors (in which designation directors who are parties may participate), consisting solely of two
(2) or more directors not at the time parties to the proceeding.

          (3) By special legal counsel:

               (A) selected by the board of directors or its committee in the manner prescribed in subdivision (1) or (2); or

                                      II-3

               (B) if a quorum of the board of directors cannot be obtained under subdivision (1) and a committee cannot be designated under subdivision
(2), selected by majority vote of the full board of directors (in which selection directors who are parties may participate).

          (4) By the shareholders, but shares owned by or voted under the control of directors who are at the time parties to the proceeding may not be voted on the determination.

     (d) Authorization of indemnification and evaluation as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is permissible, except that if the determination is made by special legal counsel, authorization of indemnification and evaluation as to reasonableness of expenses shall be made by those entitled under subsection
(b)(3) to select counsel.

Section 23-1-37-13  Indemnification of Officers, Agents and Employees

     Unless a corporation's articles of incorporation provide otherwise:

     (1) an officer of the corporation, whether or not a director, is entitled to mandatory indemnification under section 9 of this chapter, and is entitled to apply for court-ordered indemnification under section 11 of this chapter, in each case to the same extent as a director;

     (2) the corporation may indemnify and advance expenses under this chapter to an officer, employee, or agent of the corporation, whether or not a director, to the same extent as to a director; and

     (3) a corporation may also indemnify and advance expenses to an officer, employee, or agent, whether or not a director, to the extent, consistent with public policy, that may be provided by its articles of incorporation, bylaws, general or specific action of its board of directors, or contract.

Section 23-1-37-14  Insurance

     A corporation may purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee, or agent of the corporation, or who, while a director, officer, employee, or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, member, manager, trustee, employee, or agent of another foreign or domestic corporation, partnership, limited liability company, joint venture, trust, employee benefit plan, or other enterprise, against liability asserted against or incurred by the individual in that capacity or arising from the individual's status as a director, officer, member, manager, employee, or agent, whether or not the corporation would have power to indemnify the individual against the same liability under section 8 or 9 of this chapter. The:

     (1) corporation may purchase insurance under this section from; and

     (2) insurance purchased under this section may be reinsured in whole or in part by;

an insurer that is owned by or otherwise affiliated with the corporation whether the insurer does or does not do business with other persons.

                                      II-4

Section 23-1-37-15  Indemnification Under Chapter Not Exclusive

     (a) The indemnification and advance for expenses provided for or authorized by this chapter does not exclude any other rights to indemnification and advance for expenses that a person may have under:

     (1) a corporation's articles of incorporation or bylaws;

     (2) a resolution of the board of directors or of the shareholders; or

     (3) any other authorization, whenever adopted, after notice, by a majority vote of all the voting shares then issued and outstanding.

     (b) If the articles of incorporation, bylaws, resolutions of the board of directors or of the shareholders, or other duly adopted authorization of indemnification or advance for expenses limit indemnification or advance for expenses, indemnification and advance for expenses are valid only to the extent consistent with the articles, bylaws, resolution of the board of directors or of the shareholders, or other duly adopted authorization of indemnification or advance for expenses.

     (c) This chapter does not limit a corporation's power to pay or reimburse expenses incurred by a director, officer, employee, or agent in connection with the person's appearance as a witness in a proceeding at a time when the person has not been made a named defendant or respondent to the proceeding.

ITEM 16.                   EXHIBITS.
-------                    --------

Exhibit No.                                   Description
-----------                -----------------------------------------------------

     *3(a)                 Restated Articles of Incorporation of Registrant.

       (b)                 Amended and Restated By-laws of the Registrant
                           (incorporated by reference to Exhibit 3.1 of the
                           Registrant's Current Report on Form 8-K filed on
                           December 22, 2004).

     *4                    Specimen Certificate for Common Shares, $0.01 par
                           value per share, of Lynch Corporation.

     *5                    Opinion of Olshan Grundman Frome Rosenzweig & Wolosky
                           LLP.

     *23(a)                Consent of Ernst & Young LLP.

     *23(b)                Consent of Olshan Grundman Frome Rosenzweig & Wolosky
                           LLP, included in Exhibit 5 to this Registration
                           Statement.

     *24                   Powers of Attorney, included on the signature page to
                           this Registration Statement.
---------------
*     Filed herewith.

                                      II-5

ITEM 17.    UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2) That, for the purpose of determining any liability under the
Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA
FIDE offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange
Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities
Act, as amended may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange
Commission such indemnification is against public policy as expressed in the
Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of an action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities
Act and will be governed by the final adjudication of such issue.

                                      II-6

                                   SIGNATURES

            Pursuant to the  requirements  of the  Securities  Act of 1933,  the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement  to be  signed  on its  behalf  by  the  undersigned,  thereunto  duly authorized,  in the Town of Greenwich,  State of  Connecticut on the 28th day of
December, 2004.

                                   LYNCH CORPORATION

                                   By: /s/ John C. Ferrara
                                      ------------------------------------------
                                      John C. Ferrara
                                      Chief Executive Officer

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John C. Ferrara and Eugene Hynes as his true and lawful attorney-in-fact, each acting alone, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments to this registration statement, and any related registration statement filed pursuant to Rule 462(b) of the Act and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange
Commission, hereby ratifying and confirming all that said attorneys-in-fact or their substitutes, each acting along, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

                      SIGNATURE                                         TITLE                                 DATE

/s/ John C. Ferrara                                                                                      December 28, 2004
------------------------------------------------
John C. Ferrara                                         Chief Executive Officer and Director
                                                        (Principal Executive Officer)
/s/ Eugene Hynes                                                                                         December 28, 2004
------------------------------------------------
Eugene Hynes                                            Vice President, Treasurer and Secretary
                                                        (Principal Financial and Accounting Officer)
/s/ Marc Gabelli                                                                                         December 28, 2004
------------------------------------------------
Marc Gabelli                                            Chairman of the Board of Directors

/s/ E. Val Cerutti                                                                                       December 21, 2004
------------------------------------------------
E. Val Cerutti                                          Director

/s/ Avrum Gray                                                                                           December 28, 2004
------------------------------------------------
Avrum Gray                                              Director

/s/ Anthony R. Pustorino                                                                                 December 18, 2004
------------------------------------------------
Anthony R. Pustorino                                    Director

                                      II-7

                                          EXHIBIT INDEX

     Exhibit No.                            Description
     -----------                            -----------

         *3(a)             Restated Articles of Incorporation of Registrant.

           (b)             Amended and Restated By-laws of the Registrant
                           (incorporated by reference to Exhibit 3.1 of the
                           Registrant's Current Report on Form 8-K filed on
                           December 22, 2004).

         *4                Specimen Certificate for Common Shares, $0.01 par
                           value per share, of Lynch Corporation.

         *5                Opinion of Olshan Grundman Frome Rosenzweig & Wolosky
                           LLP.

        *23(a)             Consent of Ernst & Young LLP.

        *23(b)             Consent of Olshan Grundman Frome Rosenzweig & Wolosky
                           LLP, included in Exhibit 5 to this Registration
                           Statement.

        *24                Powers of Attorney, included on the signature page to
                           this Registration Statement.

---------------------
*   Filed herewith.